Net Income for the Fourth Quarter of Fiscal 2018 up 14.0% Year-over-Year
BofI Holding, Inc. Announces Record Net Income for Fiscal 2018, up 13.1%

SAN DIEGO, CA – (BUSINESS WIRE) – August 7, 2018 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter ended June 30, 2018. Net income was $37.1 million, an increase of 14.0% over net income of $32.5 million for the quarter ended June 30, 2017. Earnings attributable to BofI’s common stockholders were $37.0 million or $0.58 per diluted share for the fourth quarter of fiscal 2018, an increase of 14.1% from $32.5 million or $0.50 per diluted share for the fourth quarter ended June 30, 2017.

Fourth Quarter Fiscal 2018 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2018	2017	% Change
Net interest income	$87,048	$78,527	10.9%
Non-interest income	$16,977	$13,533	25.4%
Net income	$37,117	$32,548	14.0%
Net income attributable to common stockholders	$37,040	$32,471	14.1%
Diluted EPS	$0.58	$0.50	16.0%

For the fiscal year ended June 30, 2018, net income was a record $152.4 million, an increase of 13.1% over net income of $134.7 million for the twelve months ended June 30, 2017. Earnings attributable to BofI’s common stockholders were $152.1 million or $2.36 per diluted share for the twelve months ended June 30, 2018, an increase of 13.1% from $134.4 million or $2.07 per diluted share for the twelve months ended June 30, 2017. Record earnings for the fiscal year ended June 30, 2018 were the result of growth in the Bank’s loan and lease portfolio, growth in fee income and a reduced income tax rate. Operating expenses increased due to higher levels of loan originations and deposit activities and due to non-operating expenses including re-branding and purchase accounting amortization.

“We generated strong loan growth in the fourth quarter, led by robust loan originations in jumbo single family mortgage, multifamily, and C&I lending,” stated Greg Garrabrants, President and Chief Executive Officer of BofI. “Our multi-year investments to diversify of our lending are paying off, as reflected in ending loan balances increasing $368 million in the fourth quarter and $1.06 billion in fiscal 2018. Demand for loans remains strong, as evidenced by our $1.2 billion loan pipeline at June 30, 2018.”

“Non-interest expense for the quarter was elevated due to expenses related to Epiq, expenses related to RSUs, deal-related expenses, and investments in rebranding, technology and personnel,” said Andy Micheletti, Executive Vice President and Chief Financial Officer of BofI. “Our efficiency ratio for fiscal 2018 was 39.58%.”

He continued, “Credit quality remains healthy. Non-performing loans to total loans was 37 basis points at June 30, 2018, down from 38 basis points at June 30, 2017. Excluding charge-offs related to the H&R Block tax product loans, our net annualized charge-off ratio was 2 basis points in the fourth quarter of 2018 and 2 basis point for fiscal year 2018.”

Other Highlights:

•	Total assets reached $9,539.5 million, up $1,037.8 million or 12.2% compared to June 30, 2017

•	Loan and lease portfolio grew by $1,057.8 million or 14.3% compared to June 30, 2017

•	Loan and lease originations for investment for the three months ended June 30, 2018 were $1,361.6 million, up 19.3%, or 77.2% annualized, compared to the quarter ended June 30, 2017

•	Deposits grew by $1,085.8 million or 15.7% compared to June 30, 2017

•	Asset quality remains strong with total non-performing assets of 0.43% of total assets and non-performing loans and leases equal to 0.37% of total loans at June 30, 2018

•	Net interest margin was 3.71%, excluding average excess cash balances associated with short-term H&R Block products, the net interest margin was 3.80%

•	Tangible book value increased to $13.99 per share, up 8.1% compared to June 30, 2017
Fourth Quarter Fiscal 2018 Income Statement Summary
During the quarter ended June 30, 2018, BofI earned $37.1 million or $0.58 per diluted share compared to $32.5 million, or $0.50 per diluted share for the quarter ended June 30, 2017. Net interest income increased $8.5 million or 10.9% for the quarter ended June 30, 2018 compared to June 30, 2017, primarily due to the $1,101.4 million growth in average-earning assets.
The loan and lease loss provision was $3.9 million for the quarter ended June 30, 2018 compared to $0.2 million for the quarter ended June 30, 2017. The increase was primarily due to growth in the loan and lease portfolio during the quarter ended June 30, 2018 and higher loss recoveries in the quarter ended June 30, 2017.
For the fourth quarter ended June 30, 2018, non-interest income was $17.0 million compared to $13.5 million for the three months ended June 30, 2017. The increase year over year was the result of an increase banking service fees and other income of $3.0 million, primarily due to bankruptcy trustee services, and an increase in gain on sale – other of $2.4 million, due to increased sales of structured settlements and lottery receivables, partially offset by a decrease in mortgage banking income of $1.0 million and a decrease in realized gain on sales of securities of $1.0 million.
Non-interest expense or operating costs increased $13.7 million to $49.7 million for the quarter ended June 30, 2018 from $36.0 million for the three months ended June 30, 2017. The increase was mainly a result of an increase in compensation expense of $7.5 million related to staffing added since June 30, 2017, an increase in advertising and promotional of $1.7 million, an increase in other general and administrative expenses of $1.4 million, an increase in data processing and internet expense of $1.3 million and an increase in depreciation and amortization of $1.1 million. The increases in staffing, data processing and internet, and depreciation expense were incurred primarily to support growth of the Bank’s operations as well as the addition of Epiq operations. The increase in advertising and promotional expense were primarily related to increased deposit marketing and lead generation costs.
Our effective tax rate was 26.43% for the three months ended June 30, 2018 compared to 41.75% for the three months ended June 30, 2017. The decrease in our effective income tax rate for the three months ended June 30, 2018 was primarily due to the tax benefit associated with the federal rate reduction under the Tax Cuts and Job Acts of 2017 and tax credits received during fiscal 2018.

Full Year Fiscal 2018 Highlights

•	Net income reached a record $152.4 million, an increase of 13.1% compared to the fiscal year ended June 30, 2017

•	Loan and lease originations and purchases for investment for the fiscal year ended June 30, 2018 were $5,922.8 million up 32.8% compared to the year ended June 30, 2017

•	Net interest margin increased to 4.11% for the fiscal year ended June 30, 2018 from 3.95% for the fiscal year ended June 30, 2017

•	Return on average assets remained strong at 1.68% for the fiscal year ended June 30, 2018

•	BofI was named a top five performing large thrift in the U.S. for the tenth consecutive year by SNL Financial/S&P Global Market Intelligence

Balance Sheet Summary
BofI’s total assets increased $1,037.8 million, or 12.2%, to $9,539.5 million, as of June 30, 2018, up from $8,501.7 million at June 30, 2017. The loan and lease portfolio increased $1,057.8 million on a net basis, primarily from portfolio loan and lease originations and purchases of $5,922.8 million less principal repayments and other adjustments of $4,865.0 million. Investment securities decreased $92.5 million primarily due to sales and repays partially offset by purchases. Total liabilities increased by $911.6 million, or 11.9%, to $8,579.0 million at June 30, 2018, up from $7,667.4 million at June 30, 2017. The increase in total liabilities resulted primarily from growth in deposits of $1,085.8 million. Stockholders’ equity increased by $126.3 million, or 15.1%, to $960.5 million at June 30, 2018 from $834.2 million at June 30, 2017. The increase was primarily the result of $152.4 million in net income and $10.4 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $35.2 million of stock repurchases, $1.1 million unrealized gain in other comprehensive income, net of tax, and $0.3 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 8.88% at June 30, 2018.
Conference Call
A conference call and webcast will be held on Tuesday, August 7, 2018 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Friday, September 7, 2018, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13681340.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $9.5 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofi.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2018	June 30, 2017	June 30, 2016
Selected Balance Sheet Data:
Total assets	$9,539,504	$8,501,680	$7,599,304
Loans and leases—net of allowance for loan and lease losses	8,432,289	7,374,493	6,354,679
Loans held for sale, at fair value	35,077	18,738	20,871
Loans held for sale, lower of cost or fair value	2,686	6,669	33,530
Allowance for loan and lease losses	49,151	40,832	35,826
Securities—trading	—	8,327	7,584
Securities—available-for-sale	180,305	264,470	265,447
Securities—held-to-maturity	—	—	199,174
Total deposits	7,985,350	6,899,507	6,044,051
Securities sold under agreements to repurchase	—	20,000	35,000
Advances from the FHLB	457,000	640,000	727,000
Subordinated notes and debentures and other	54,552	54,463	56,016
Total stockholders’ equity	960,513	834,247	683,590

Capital Ratios:
Equity to assets at end of period	10.07%	9.81%	8.99%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.45%	9.95%	9.12%
Common equity tier 1 capital (to risk-weighted assets)	13.27%	14.66%	14.42%
Tier 1 capital (to risk-weighted assets)	13.34%	14.75%	14.53%
Total capital (to risk-weighted assets)	14.84%	16.38%	16.36%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	8.88%	9.60%	8.78%
Common equity tier 1 capital (to risk-weighted assets)	12.53%	14.25%	14.00%
Tier 1 capital (to risk-weighted assets)	12.53%	14.25%	14.00%
Total capital (to risk-weighted assets)	13.27%	14.97%	14.75%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Selected Income Statement Data:
Interest and dividend income	$118,898	$98,543	$475,074	$387,286
Interest expense	31,850	20,016	106,580	74,059
Net interest income	87,048	78,527	368,494	313,227
Provision for loan losses	3,900	200	25,800	11,061
Net interest income after provision for loan losses	83,148	78,327	342,694	302,166
Non-interest income	16,977	13,533	70,941	68,132
Non-interest expense	49,673	35,980	173,936	137,605
Income before income tax expense	50,452	55,880	239,699	232,693
Income tax expense	13,335	23,332	87,288	97,953
Net income	$37,117	$32,548	$152,411	$134,740
Net income attributable to common stock	$37,040	$32,471	$152,102	$134,431

Per Share Data:
Net income:
Basic	$0.58	$0.50	$2.36	$2.07
Diluted	$0.58	$0.50	$2.36	$2.07
Book value per common share	$15.24	$13.05	$15.24	$13.05
Tangible book value per common share	$13.99	$12.94	$13.99	$12.94

Weighted average number of shares outstanding:
Basic	64,087,138	64,970,915	64,552,725	64,850,114
Diluted	64,087,138	64,970,915	64,552,725	64,850,114
Common shares outstanding at end of period	62,688,064	63,536,244	62,688,064	63,536,244
Common shares issued at end of period	65,796,060	65,115,932	65,796,060	65,115,932

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,361,597	$1,141,710	$5,922,801	$4,182,701
Loan originations for sale	$288,832	$291,056	$1,564,165	$1,375,443
Loan and lease purchases	$—	$—	$—	$276,917
Return on average assets	1.56%	1.55%	1.68%	1.68%
Return on average common stockholders’ equity	15.67%	15.89%	17.05%	17.78%
Interest rate spread[1]	3.34%	3.55%	3.79%	3.74%
Net interest margin[2]	3.71%	3.80%	4.11%	3.95%
Efficiency ratio	47.75%	39.08%	39.58%	36.08%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.70%	0.20%	0.19%	0.06%
Non-performing loans and leases to total loans and leases	0.37%	0.38%	0.37%	0.38%
Non-performing assets to total assets	0.43%	0.35%	0.43%	0.35%
Allowance for loan and lease losses to total loans and leases at end of period	0.58%	0.55%	0.58%	0.55%
Allowance for loan and lease losses to non-performing loans and leases	157.40%	143.81%	157.40%	143.81%
_________________________

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets